Exhibit 99.1

FOR IMMEDIATE RELEASE

Company/Investor Contact: Veronica Zsolcsak Chief Financial Officer 781/685-4016 veronicaz@healthgate.com	Media Contact: Kelly Fitzsimmons Aspire Communications 781/862-0323 kellyf@aspirepr.com

HealthGate Data Corp. Reports Second Quarter Results

Burlington, MA – July 21, 2003 – HealthGate Data Corp., a market-leading provider and electronic publisher of healthcare information for health-related organizations, today announced financial results for the second quarter ended June 30, 2003.

Second Quarter Results

Total revenue for the second quarter of 2003 was $1.5 million compared with $1.5 million for the comparable period of 2002. HealthGate’s revenues for the quarter ended June 30, 2003 remained even with the prior year despite the expiration of a contract with a customer that represented 8% of revenue in the second quarter of 2002.  The revenues for the second quarter of 2003 reflect a 10.9% growth over the previous quarter.

HealthGate reported a net loss of $0.6 million or a loss per share of $0.11 for the second quarter of 2003 compared to a net loss of $1.3 million or a per share loss of $0.21 for the second quarter of 2002.

During the quarter ended June 30, 2003, HealthGate acquired 1,153,667 of its shares of common stock from GE Capital Equity Investments, Inc. and National Broadcasting Company, Inc. (NBC). As consideration for these shares, HealthGate transferred to NBC all of HealthGate’s rights to its general unsecured claim against Medical SelfCare, Inc. HealthGate’s results for the three months ended June 30, 2003 include a gain of approximately $0.1 million on this transaction. During the quarter ended June 30, 2003, HealthGate also acquired 599,403 shares of its common stock from Computer Sciences Corporation for $0.08 per share.

Total revenue for the six months ended June 30, 2003 was $2.9 million compared with $3.1 million for the comparable period of 2002. HealthGate’s revenues for the six months ended June 30, 2002 declined from the prior year primarily due to the expiration of a contract with Blackwell Science in January 2002 for activePress services that HealthGate phased out and the expiration of a contract with a customer that represented 8% of revenue for the six months ended June 30, 2002.

HealthGate’s total costs and expenses decreased $1.0 million for the six months ended June 30, 2003 to $4.7 million. The reductions in expenses were primarily the result of productivity gains and increased use of technology to handle daily business transactions.

HealthGate reported a net loss of $0.8 million or a loss per share of $0.14 for the six months ended June 30, 2003 compared to a net loss of $2.4 million or a per share loss of $0.39 for the first six months of 2002.  In February of 2003 HealthGate entered into a settlement agreement that established commissions due under a development and distribution agreement related to fiscal 1999 through 2002.  The settlement amount was approximately $0.8 million less than HealthGate had previously accrued.  This amount is included in other income in the six months ended June 30, 2003.

Cash and marketable securities at June 30, 2003 was $3.3 million compared to $3.8 million at March 31, 2003.

Late in the second quarter, HealthGate and PlanetGov were selected by the Department of Veteran Affairs (VA) to provide healthcare content and software for the HealtheVet Portal project.  The annual value to HealthGate will be $921,500. Since the VA deal was signed late in the second quarter of 2003, it had no impact on the second quarter results.

About HealthGate

HealthGate Data Corp. (HGAT) is a market-leading provider and electronic publisher of healthcare information.  HealthGate offers customers the most comprehensive content repository of healthcare information, unrivaled in it breadth and depth of content.  HealthGate’s authoritative content is accredited by the American Accreditation HealthCare Commission (URAC) and is used by healthcare institutions in the U.S. to provide the capability to drive down costs through more effective research and treatment, regulatory compliance, and clinician and patient education.  The company’s multi-dimensional XML-based content can be delivered electronically across virtually any technology and tightly integrated into a variety of applications used by its customers.

Since 1999, HealthGate has become an integral part of operations in more than 700 healthcare institutions in the United States.  Some of the most respected healthcare institutions in the world, including Brigham and Women’s Hospital, Swedish Medical Center, and HCA now utilize the data provided by HealthGate.  The company’s content repository is supported by a flexible, multidimensional technology infrastructure designed to enable HealthGate to rapidly develop products and services for customers, as well as additional markets such as pharmaceutical companies and payors (insurance companies, governments, and self-insured organizations).  More information on HealthGate can be found at www.healthgate.com.

Forward Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  HealthGate’s actual results may differ materially from those contemplated by the forward-looking statements.  These forward-looking statements reflect management’s current expectations, are based on many assumptions and are subject to certain risks and uncertainties, including among other things HealthGate’s ability to generate sufficient revenues; HealthGate’s ability to sell its content products and services and develop new products and services; HealthGate’s ability to keep up with the rapid technological developments in the electronic healthcare industry; reliance on significant customers; unpredictability of quarter-to-quarter results; competition; reliance on computer systems and software; HealthGate’s ability to retain key personnel; and other risk factors that are described in the periodic reports and other documents HealthGate files from time to time with the Securities and Exchange Commission.  HealthGate does not intend to update or publicly release any revisions to the forward-looking statements.

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HealthGate Data Corp.
Condensed Statement of Operations
(in thousands, except per share data)

	Three months ended June 30, 2003	Three months ended June 30, 2002	Six months ended June 30, 2003	Six months ended June 30, 2002

Revenue	$1,539	$1,503	$2,926	$3,145

Costs and expenses:
Cost of revenue	606	741	1,440	1,213
Research and development	469	605	978	1,305
Sales and marketing	278	388	511	898
General and administrative	739	1,098	1,618	2,215
Lease exit costs	106	—	106	—
Total costs and expenses	2,198	2,832	4,653	5,631

Loss from operations	(659)	(1,329)	(1,727)	(2,486)

Interest and other income (expense), net	109	83	973	124

Net loss	$(550)	$(1,246)	$(754)	$(2,362)

Basic and diluted net loss per share	$(0.11)	$(0.21)	$(0.14)	$(0.39)

Shares used in computing basic and diluted net loss per share	5,060	6,015	5,535	6,015

HealthGate Data Corp.
Condensed Balance Sheet
(in thousands)

	June 30, 2003	December 31, 2002

Assets
Current assets:
Cash, cash equivalents and marketable securities	$3,333	$4,449
Accounts receivable, net of allowance for doubtful accounts	236	128
Prepaid expenses and other current assets	303	378
Total current assets	3,872	4,955

Fixed assets, net	536	1,355
Other assets	504	582
Total assets	$4,912	$6,892

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligation	$—	$6
Accounts payable	278	798
Accrued expenses	1,436	1,899
Deferred revenue	2,275	2,166
Total current liabilities	3,989	4,869

Other long-term liabilities	600	807
Total liabilities	4,589	5,676

Stockholders’ equity:
Common stock	128	180
Additional paid-in capital	99,115	99,202
Accumulated deficit	(98,920)	(98,166)
Deferred compensation	—	—
Total common stock and other stockholders’ equity	323	1,216

Total liabilities and stockholders’ equity	$4,912	$6,892